Exhibit 4.21

101 Hudson Street Suite 3700 Jersey City, NJ 07302

May 3, 2006

VIA FEDERAL EXPRESS
AND FAX (403) 262-4472

Triangle Petroleum Corporation
Suite 1110, 521-3rd Avenue, SW
Calgary, Alberta, Canada T2P 3T3
Attention: Mark Gustafson

Re:	Amendment to Securities Purchase Agreement and Related Agreements.

Dear Mr. Gustofson:

This letter will memorialize the agreements by and between Triangle Petroleum Corporation (the “Company”) and Cornell Capital Partners, LP (the “Buyer”), in connection with an amendment to the Securities Purchase Agreement dated December 7, 2005 (“SPA”) between the Company and the Buyer and the and Investor Registration Rights Agreement dated December 7, 2005 (“RRA”) between the Company and the Buyer. All capitalized terms herein, unless otherwise indicated, shall have the meaning ascribed to them in the SPA.

In connection with the SPA, the Company, the Buyer, and David Gonzalez, Esq. (the “Escrow Agent”) entered into an Escrow Agreement (the “Escrow Agreement”) dated December 7, 2005 for the purpose of establishing an escrow of funds and to effect certain provisions of the SPA. As of the date hereof, the Escrow Agent does not hold any escrowed funds of the Company or the Buyer, and has disbursed all funds that were previously placed into escrow pursuant to the First Closing and Second Closing in strict compliance with the joint instructions of the Company and the Buyer. On the date hereof, the Company and Buyer hereby remove David Gonzalez, Esq. as the escrow agent pursuant to the Escrow Agreement and terminate the Escrow Agreement.

The parties hereby amend the SPA and the RRA to reflect the termination of the Escrow Agreement as follows:

Triangle Petroleum Corporation
May 3, 2006

1. Section 1(a) of the SPA shall be deleted in its entirety and replaced with the following:

Section 1(a). Purchase of Convertible Debentures. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, each Buyer agrees, severally and not jointly, to purchase at each Closing and the Company agrees to sell and issue to each Buyer, severally and not jointly, at each Closing, Convertible Debentures in amounts corresponding with the Subscription Amount set forth opposite each Buyer’s name on Schedule I hereto.

2. Section 1(c) of the SPA shall be deleted in its entirety and replaced with the following:

Section 1(c). Form of Payment. Subject to the satisfaction of the terms and conditions of this Agreement, on the Third Closing Date, (i) the Buyers shall deliver to the Company such aggregate proceeds for the Convertible Debentures to be issued and sold to such Buyer(s), minus the fees to be paid directly from the proceeds of the Third Closing as set forth herein, and (ii) the Company shall deliver to each Buyer, Convertible Debentures which such Buyer(s) is purchasing in amounts indicated opposite such Buyer’s name on Schedule I, duly executed on behalf of the Company.

3. Section 6(b) of the SPA shall be deleted in its entirety and replaced with the following

Section 6(b). The Buyer(s) shall have delivered to the Company the Purchase Price for Convertible Debentures in respective amounts as set forth next to each Buyer as outlined on Schedule I attached hereto, minus any fees to be paid directly from the proceeds the Closings as set forth herein, by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company.

4. All other references to the Escrow Agreement or the Escrow Agent in the SPA shall be removed including the inclusion of the Escrow Agreement in the definition of the Transaction Documents.

5. Section 10(e) of the RRA shall be deleted in its entirety and replaced with the following

(e). This Agreement, the Irrevocable Transfer Agent Instructions dated December 8, 2005, the Securities Purchase Agreement and related documents including the Convertible Debentures issued thereto and the Security Agreement dated the date hereof (the “Security Agreement”) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Irrevocable Transfer Agent Instructions, the Securities Purchase Agreement and related documents including the Convertible Debentures and the Security Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

Triangle Petroleum Corporation
May 3, 2006

In connection with the SPA, The Buyer and the Company entered into a Security Agreement (the “Security Agreement”) dated December 7, 2005, the Buyer and Elmworth Energy Corporation entered into a Security Agreement (the “Elmworth Security Agreement”) dated December 7, 2005, and the Buyer and Triangle USA Petroleum Corporation entered into a Security Agreement (the “Triangle USA Security Agreement”) dated December 7, 2005. The Buyer and the Company (with respect to the Security Agreement), Elmworth Energy Corporation (with respect to the Elmworth Security Agreement), and Triangle USA Petroleum Corporation (with respect to the Triangle USA Security Agreement), hereby amend the Security Agreement, the Elmworth Security Agreement, and the Triangle USA Petroleum Corporation, to remove all references to the Escrow Agreement or the Escrow Agent.

This letter shall also serve as a Joint Written Direction to the Escrow Agent in accordance with the Escrow Agreement providing notification that the parties hereto have removed David Gonzalez, Esq. as escrow agent and terminated the Escrow Agreement.

This letter agreement shall solely have the effect specifically described above and shall have no effect on any other terms or conditions of the SPA or related documents.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Triangle Petroleum Corporation
May 3, 2006

Cornell Capital Partners, LP

By:	Yorkville Advisors, LLC
Its:	General Partner

By:	/s/ MARK ANGELO
Name: Mark Angelo
Title: Portfolio Manager

Agreed and acknowledged by:

Triangle Petroleum Corporation

By:	/s/ MARK GUSTAFSON
Name: Mark Gustafson
Title: Chief Executive Officer
Date: May 3, 2006

With Respect to the Elmworth Security Agreement:
Elmworth Energy Corp.

By:	/s/ MARK GUSTAFSON
Name: Mark Gustafson
Title: Director
Date: May 3, 2006

With Respect to the Triangle USA Security Agreement:
Triangle USA Petroleum Corporation

By:	/s/ MARK GUSTAFSON
Name: Mark Gustafson
Title: Director
Date: May 3, 2006

cc: David Gonzalez, Esq. BY HAND